Resource Extraction Payment Report												Exhibit 2.01

Hecla Mining Company

For the period January 1, 2025 to December 31, 2025
Reporting Currency : United States Dollar

Payments by Payee

Country	Payee Name	Department, Agency etc. within Payee that Received Payments	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments that are required by law or contract	Total Amount paid by Payee	Notes
Canada	Abitibiwinni First Nation		-	676,855	156,981	-	-	-	-	-	833,836
Canada	Eeyou Itschee James Bay Regional Government		187,037	-	-	-	-	-	-	-	187,037	Municipal taxes
Canada	Government of Quebec	Revenue Ministry	4,661,339	-	7,442	-	-	-	-	-	4,668,781	Mining duties
Canada	Government of Quebec	Finance Ministry	-	-	115,627	-	-	-	-	-	115,627	Permits & claims fees
Canada	Keno Hill Reclamation Trust		-	1,149,477	-	-	-	-	-	-	1,149,477	Net smelter return contribution
Canada	Yukon Government	Department of Community Services	151,861	-	-	-	-	-	-	-	151,861	Property taxes
Mexico	Federal Treasury	Mining General Directorate	-	-	929,884	-	-	-	-	-	929,884	Concession fees
United States of America	Government of the United States of America	Bureau of Land Management	-	-	1,758,400	-	-	-	-	-	1,758,400	Claim maintenance fees

Additional notes

Note 1. Amounts paid by our Canadian subsidiary and our former Canadian subsidiary (Hecla Quebec Inc.) were paid in Canadian dollars (CAD) and by our former Mexican subsidiary in Mexican Pesos (MXP) and have been converted at average exchange rates for the year. The average exchange rates used were as follows: 1 USD : 1.3978 CAD and 1 USD : 19.2245 MXP

Payments by project

Country	Mineral Type	Project name	Extraction method	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments that are required by law or contract	Total Amount paid by Project
Canada	Gold	Casa Berardi Mine	Underground and surface mining	4,848,376	676,855	280,050	-	-	-	-	-	5,805,281
Canada	Silver	Keno Hill Mine	Underground mining	151,861	1,149,477	-	-	-	-	-	-	1,301,338
Mexico	Silver	San Sebastian	Exploration	-	-	929,884	-	-	-	-	-	929,884
United States of America	Gold and Silver	Midas	Exploration	-	-	291,200	-	-	-	-	-	291,200
United States of America	Gold and Silver	Hollister	Exploration	-	-	203,200	-	-	-	-	-	203,200
United States of America	Gold and Silver	Fire Creek	Exploration	-	-	166,200	-	-	-	-	-	166,200
United States of America	Gold and Silver	Other - Nevada	Exploration	-	-	578,800	-	-	-	-	-	578,800
United States of America	Silver	Libby Exploration	Exploration	-	-	276,200	-	-	-	-	-	276,200
United States of America	Silver	San Juan Silver	Exploration	-	-	140,800	-	-	-	-	-	140,800
United States of America	Silver	Troy Mine	Exploration	-	-	102,000	-	-	-	-	-	102,000
			Total payments by project	5,000,237	1,826,332	2,968,334	-	-	-	-	-	9,794,903

Additional notes

Note 1. Amounts paid by our Canadian subsidiary and our former Canadian subsidiary (Hecla Quebec Inc.) were paid in Canadian dollars (CAD) and by our former Mexican subsidiary in Mexican Pesos (MXP) and have been converted at average exchange rates for the year. The average exchange rates used were as follows: 1 USD : 1.3978 CAD and 1 USD : 19.2245 MXP